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                                                                    EXHIBIT 3.53

             [Restated electronically for SEC filing purposes only

                       RESTATED ARTICLES OF INCORPORATION

                                       OF

                          COLUMBINE MANAGEMENT COMPANY


         The undersigned incorporator, being of the age of eighteen years or more, desiring to organize a corporation under the Colorado Corporation Code, makes, signs and verifies these Articles of Incorporation.

                                   ARTICLE I

         The name of the corporation is Columbine Management Company.

                                   ARTICLE II

         The corporation is to have perpetual existence.

                                  ARTICLE III

         The nature of the business and the objects and the purposes for which this corporation is created are to engage in the transaction of all lawful business for which corporations may be incorporated pursuant to the Colorado Corporation Code.
                                   ARTICLE IV

         In furtherance of the purposes set forth in Article III of these Articles of Incorporation, the corporation shall have and may exercise all of the rights, powers and privileges now or hereafter conferred upon corporations organized under and pursuant to the laws of the State of Colorado, including, but not limited to, the power to enter into general, partnerships, limited partnerships (whether the corporation be a limited or general partner), joint ventures, syndicated pools, association sand other arrangements for carrying on one or more of the purposes set forth in Article III of these Articles of Incorporation and in the Colorado Corporation Code, jointly or


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in common with others. In addition, the corporation may do everything necessary, suitable or proper for the accomplishment of any of its corporate purposes.

                                   ARTICLE V

         A. Authorized Charges. The aggregate number of shares which the corporation shall have authority to issue is One Million (1,000,000) shares of the common stock with no par value. All shares when issued shall be nonassessable and fully paid. Each shareholder of record shall be entitled at all shareholders' meetings to one vote for each share of stock standing in his name on the books of the corporation.

         B. Transfer Restrictions: The corporation shall have the right, by appropriate action, to impose restrictions upon the transfer of any shares of its common stock, or any interest therein, from time to time issued, provided that such restrictions as may from time to time be so imposed or notice of the substance thereof shall be set forth upon the face or back of the certificates representing such shares of common stock.

         C. Preemptive Rights: The holders of the shares of the common stock of the corporation shall not be entitled as of right to purchase or subscribe for any unissued or treasury shares of any class or any additional shares of any class to be issued by reason of any increase of the authorized shares of the corporation of any class, or other securities, rights, warrants or options convertible into shares of the corporation or carrying any right to purchase shares of any class in accordance with their proportionate equity in the corporation.

                                   ARTICLE VI

         The private property of the shareholders of the corporation shall not be subject to the payment of corporate debts, liabilities or obligations to any extent whatsoever.


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                                  ARTICLE VII

         The business and affairs of the corporation shall be managed by a Board of Directors which shall exercise all the powers of the corporation, except as otherwise provided in the Bylaws or by these Articles of Incorporation. There shall be at least three directors of the corporation or such larger number (at no time more than nine) as shall be fixed by the Bylaws or from time to time by amendment of the Bylaws, but no decrease in the number of directors shall shorten the term of any incumbent director.

                                  ARTICLE VIII

         The initial Board of Directors shall consist of three members. The names and addresses of the persons who are to serve as directors until the first annual meeting of the shareholders or until their successors be elected and qualified are as follows:

                  Howard C. Dunning II      111B Pennsylvania Street
                                            Denver, Colorado  80203

                  Peter A. Schutz           P. O. Box 67
                                            Dillon, Colorado  80435

                  Barbara J. Myers          1011B Pennsylvania Street
                                            Denver, Colorado  80203

                                   ARTICLE IX

         Cumulative voting in the election of directors is not allowed.

                                   ARTICLE X

         No contract or other transaction between the corporation and any other person, firm, partnership, corporation, trust, joint venture, syndicate or other entity shall be in any way affected or invalidated solely by reason of the fact that any director or officer of the corporation is pecuniary or otherwise interested in, or is a director, officer, shareholder, employee, fiduciary or member of such other entity or solely by reason of the fact that any director or officer is in any


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way interested, may be a party to or may be interested in a contract or other transaction of the corporation.

                                   ARTICLE XI

         In addition to the other powers now or hereafter conferred upon the Board of Directors by these Articles of Incorporation, the Bylaws of the corporation, or by the laws of the State of Colorado, the Board of Directors may from time to time distribute to the shareholders in partial liquidation, out of the stated capital or the capital surplus of the corporation, a portion of the corporation assets, in cash or in kind; subject, however, to the limitations contained in the Co9lorado Corporation Code.

                                  ARTICLE XII

         The corporation's principal place of business in the State of Colorado shall be kept at P.O. Box 2590, Dillon, Colorado 80435. The address of the corporation's initial registered office is 1011B Pennsylvania Street, Denver, Colorado 80203, and the name of the corporation's initial registered agent at such address is Edward C. Dunning II.

                                  ARTICLE XIII

         The directors shall have the power to make Bylaws and to amend or alter the Bylaws from time to time as they deem proper for the administration and regulation of the affairs of the corporation.

                                  ARTICLE XIV

         The right is reserved from tie to time to amend, alter or repeal any provisions of and to add to these Articles of Incorporation in any manner now or hereafter prescribed or permitted by the laws of the State of Colorado, and the rights of all shareholders are subject to their reservation.


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                                   ARTICLE XV

         The name and address of the incorporator of the corporation is: Howard
C. Dunning II, 1011B Pennsylvania Street, Denver, Colorado 80203.

         IN WITNESS WHEREOF, the incorporator has executed these Articles of Incorporation this 25 day of April, 1983.

                                        /s/ Howard C. Dunning II
                                        ---------------------------------------
                                        Howard C. Dunning II


STATE OF COLORADO                   )
                                    )        ss.
CITY AND COUNTY OF DENVER           )

         Personally appeared before me this 25 day of April, 1986, Howard C. Dunning II, who, being by me first duly sworn, declared that he signed the foregoing Articles of Incorporation and that the statements contained therein are true and correct to the best of his knowledge and belief.

         Witness my name and official seal.

My commission expires:

6/6/86                                  /s/ Jennifer Poor
                                        ---------------------------------------
                                        Notary Public
                                        50 S. Steele Street
                                        Denver, Colorado


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